UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 19, 2014

Armada Oil, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55128	98-0195748
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 615
Dallas, TX 75254
 (Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04               Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 22, 2011, the Company obtained a $25 million senior secured revolving line of credit (the “Credit Facility") pursuant to a certain loan agreement, as amended to date (the “Loan Agreement”), with F&M Bank and Trust Company (“F&M Bank”), now with Prosperity Bank, successor to F&M Bank by way of a merger.

As of June 30, 2014, the outstanding balance of principal under the Credit Facility, including accrued but unpaid interest of $38,681.65, was $8,111,374.65.

The Credit Facility contains covenants with which we must maintain compliance, among which are certain ratios.  We determined that, at June 30, 2014, we were not in compliance with the percentage of general and administrative expense to revenues ratio for the quarter ended June 30, 2014, calculated at 140.89% although required under the Loan Agreement, as amended, to be less than or equal to 27%.  We were not in compliance with this covenant for the quarter ended March 31, 2014, either.  Our noncompliance with this covenant for two consecutive quarters was a direct result of the asset reallocation transaction with Gulfstar Energy, LLC and the resultant transition to midcontinent and Rocky Mountain operations.  However, this occurrence constitutes a non-monetary event of default under the Loan Agreement.  Upon an event of default, the entire principal amount of outstanding indebtedness under the Credit Facility, together with all accrued but unpaid interest thereon, may, at the option of Prosperity Bank, be matured without further notice and become immediately due and payable.  We have requested a default waiver from Prosperity Bank relating to our noncompliance with this ratio covenant.  As of the date hereof, we have not received any indication from Prosperity Bank whether the waiver will be granted or denied.

If our request for a waiver of the Credit Facility default is not granted, Prosperity Bank will have the right to demand immediate payment of the outstanding indebtedness under the Credit Facility, together with all accrued but unpaid interest thereon.  If Prosperity Bank makes this demand, we may not be able to make the required payment and our ability to fund our operations and obligations, as well as our business, financial results and financial condition, could be adversely affected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Armada Oil, Inc.

Date: August 21, 2014	By	/s/ Randy M. Griffin
Name: Randy M. Griffin
Title: Chief Executive Officer